Exhibit 99.1

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

        Washington, D.C. 20549

FORM 11-K

(Mark One)

☒	ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 [NO FEE REQUIRED] FOR THE FISCAL YEAR ENDED DECEMBER 31, 2008

OR

[	] TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 [NO FEE REQUIRED].
For the transition period from ______________________ to _________________________

Commission file number 1-8198

A.	Full title of the plan and the address of the plan, if different from that of the issuer named below:
HSBC-NORTH AMERICA (U.S.) TAX REDUCTION INVESTMENT PLAN

B.	Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:

HSBC FINANCE CORPORATION
26525 N. Riverwoods Blvd
Mettawa, Illinois 60045

As of March 28, 2003, all shares of Household International, Inc. common stock held by the plan were converted to American depository shares of HSBC Holdings plc (“HSBC”). HSBC’s executive offices are located at 8 Canada Square, London E14 5HQ, United Kingdom.

Financial Statements and Exhibits

Page
(a)	Financial Statements	Number

1.	Report of Independent Registered Public
Accounting Firm	F-1

2.	Statements of Net Assets Available for Plan
Benefits as of December 31, 2008 and 2007	F-2

3.	Statements of Changes in Net Assets Available

for Plan Benefits for each of the years in the

two year period ended December 31, 2008	F-3

4.	Notes to Financial Statements	F-4

(b)	Supplemental Schedules

Schedule H – Line 4i – Schedule of Assets Held
(As of December 31, 2008)	F-11

(c) Exhibit

1.	23(a) Consent of Independent Registered Public
Accounting Firm – KPMG LLP	F-12

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Administrative Committee has duly caused this annual report to be signed by the undersigned thereunto duly authorized.

HSBC-North America (U.S.) Tax Reduction Investment Plan

Date:	June 29, 2009	By: /s/ Richard L. Besse
Richard L. Besse

Vice President – Corporate Finance and

Portfolio Management of HSBC Finance

Corporation as Member,

Administrative Committee

Report of Independent Registered Public Accounting Firm

The Administrative Committee of the

HSBC – North America (U.S.) Tax Reduction Investment Plan

We have audited the accompanying statements of net assets available for plan benefits of the HSBC – North America (U.S.) Tax Reduction Investment Plan (the Plan) as of December 31, 2008 and 2007, and the related statements of changes in net assets available for plan benefits for the years then ended. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for plan benefits of the Plan as of December 31, 2008 and 2007, and the changes in net assets available for plan benefits for the years then ended in conformity with U.S. GAAP.

Our audits were performed for the purpose of forming an opinion on the financial statements taken as a whole. The supplemental schedule, Schedule H, Line 4i – Schedule of Assets Held (as of December 31, 2008) is presented for the purpose of additional analysis and is not a required part of the basic financial statements, but is supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This supplemental schedule is the responsibility of the Plan’s management. The supplemental schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

/s/ KPMG LLP

Chicago, Illinois

June 29, 2009

HSBC-NORTH AMERICA (U.S.) TAX REDUCTION INVESTMENT PLAN

STATEMENTS OF NET ASSETS AVAILABLE FOR PLAN BENEFITS

AS OF DECEMBER 31,

	2008	2007
	(in thousands)
ASSETS
Investments, at fair value	$2,008,062	$2,829,567
Participant Loans	91,395	97,329
Receivables:
Contributions:
Employer	-	13
Participant	-	17
Accrued dividends and interest	-	5
Total receivables	-	35
NET ASSETS AVAILABLE FOR PLAN BENEFITS	$2,099,457	$2,926,931

The accompanying notes are an integral part of these financial statements.

HSBC-NORTH AMERICA (U.S.) TAX REDUCTION INVESTMENT PLAN

STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR PLAN BENEFITS

AS OF DECEMBER 31,

	2008	2007
	(in thousands)
INVESTMENT ACTIVITY:
Investment income (loss):
Net realized (losses) / gains on investments	$(103,482)	$15,220
Net unrealized (depreciation) of investments	(774,001)	(40,036)
Interest income from investments	7,368	7,119
Interest income from loans	6,631	6,869
Dividend income from HSBC American Depository Shares (“ADS”)	10,468	12,280
Other dividend income	80,316	144,563
Net investment activity	(772,700)	146,015
CONTRIBUTIONS:
Employer matching	122,888	136,735
Participant	171,909	209,013
Total Contributions	294,797	345,748
Assets transferred in	-	1,289
Total net changes in invested assets	(477,903)	493,052

DEDUCTIONS:
Participant withdrawals and distributions	308,340	286,803
Assets transferred out	39,926	-
Administrative expenses	1,306	1,481
Total deductions	349,572	288,284

Net (decrease) / increase in assets	(827,474)	204,768

NET ASSETS AVAILABLE FOR PLAN BENEFITS
AT BEGINNING OF YEAR	2,926,931	2,722,163
NET ASSETS AVAILABLE FOR PLAN BENEFITS
AT END OF YEAR	$2,099,457	$2,926,931

The accompanying notes are an integral part of these financial statements.

HSBC-NORTH AMERICA (U.S.) TAX REDUCTION INVESTMENT PLAN

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2008 AND 2007

1.	General Description of the Plan

The HSBC-North America (U.S.) Tax Reduction Investment Plan (the “Plan”) is a defined contribution plan for eligible employees of participating subsidiaries and affiliates of HSBC North America Holdings Inc. (“HNAH” or the “Plan Sponsor”), including HSBC Finance Corporation and its subsidiaries (“HSBC Finance”), HSBC Bank USA (“HBUS”), and HSBC Technology Services (USA) (“HTSU”). Participants should refer to the summary plan description document for a more complete description of the Plan’s provisions.

General

The Plan is funded through a single 401(k) trust with Vanguard Fiduciary Trust Company. Effective June 1, 2007, the Solstice Capital Group Inc. 401(k) Profit Sharing Plan and Trust was merged into the Plan.

Contributions

Employees are eligible to participate in the Plan after 30 days of service and at any age. Employees may contribute up to 40% of their total compensation to the Plan each year. Unless they decline participation, employees that are newly hired or rehired on or after January 1, 2009 are automatically enrolled in the Plan for 3% pre-tax contributions after they become eligible (1% for employees newly hired or rehired between January 1, 2007 and December 31, 2008). These contributions are invested in a Vanguard Target Retirement Fund based on the employee’s age as of December 31 of their year of hire and projected years to retirement (age 65). Contributions by highly compensated employees (as defined by law) or employees affected by IRS limits may be limited. Employees may elect to make contributions on a pre-tax, after-tax (except highly compensated employees), or rollover basis. Pre-tax contributions are taken out of an employee's pay before taxes are deducted. After-tax contributions are taken out of an employee’s pay after it is taxed. Rollover is for lump-sum payments (pre-tax or after-tax) from another employer’s qualified plan into a “rollover account” in the Plan. Effective for Plan years beginning on or after January 1, 2002, each eligible participant who has attained age 50 before the close of the Plan year shall be eligible to contribute additional funds or pre-tax catch-up contributions up to IRS limits. There is no Company match on catch-up contributions made by highly compensated employees. After one year of service, each participant’s contribution, other than catch-up contributions made by highly compensated employees, is matched each pay period by employer contributions at up to a total of 6% of their compensation as follows:

▪	3% match on the first 1% an employee contributes
▪	1% match on the second 1% an employee contributes
▪	1% match on the third 1% an employee contributes
▪	1% match on the fourth 1% an employee contributes.

A participant who makes a contribution of 4% of compensation will receive the maximum employer matching contribution of 6% of compensation, subject to IRS limits.

Employer-matching contributions are made in cash and invested in accordance with the participant’s investment elections. These contributions are fully vested immediately.

If certain conditions are satisfied, a participant’s after-tax contributions may be withdrawn at any time whereas pre-tax contributions and employer matching contributions made on or after January 1, 1999 may not be withdrawn except for an immediate financial hardship, termination of employment or attainment of age 59 1/2. Employer matching contributions made prior to 1999 may be withdrawn after five years of plan participation. If the participant is under age 59 1/2, the withdrawal is subject to a 10% IRS early withdrawal penalty. Distributions may be made as a single sum distribution only.

HNAH generally has the right to discontinue or modify its contributions at any time.

Investments

Participants may elect to invest their employee contributions in various funds. At December 31, 2008, the funds available for investment were the Vanguard Target Retirement Income Fund; Vanguard Target Retirement 2005 Fund; Vanguard Target Retirement 2015 Fund; Vanguard Target Retirement 2025 Fund; Vanguard Target Retirement 2035 Fund; Vanguard Target Retirement 2045 Fund; HSBC Investor Money Market Fund-Class Y; HSBC Investor Core Plus Fixed Income Fund; HSBC Investor International Equity Fund-Advisor Class; HSBC Investor Immediate Duration Fixed Income Fund; Vanguard Retirement Saving Trust; Vanguard Inflation-Protected Securities Fund; Vanguard Total Bond Market Index Fund; Vanguard Growth and Income Fund; Vanguard Small-Cap Index Fund; Vanguard Windsor II Fund; Dodge and Cox Stock Fund; Cambiar Opportunity Fund-Institutional Class; Vanguard 500 Index Fund Investor Shares; Vanguard PRIMECAP Fund; Goldman Sachs Small Cap Value Fund A Shares; Turner Small Cap Equity Fund Class 2; Columbia Marsico International Opportunities Primary A Fund; Alliance Bernstein Small Cap Growth Portfolio-Class 1; and the Natixis Vaughn Nelson Small Cap Fund-Class Y, the SRSC Fund, and the HSBC ADS Fund.

1.	General Description of the Plan (continued)

Participant Loans

Loans to participants are available under the Plan. A $40 loan fee is deducted from the amount borrowed when the loan is made. Each loan must be for an amount not less than $1,000 up to a maximum equal to the lesser of $50,000 or 50 percent of the participant’s account balance. No more than two non-residential loans and one loan for the construction or acquisition of a principal residence may be outstanding at any time. Loans are secured by the participant’s account balance. Loans must be repaid within four and a half years except that, at the Administrative Committee’s (“Committee”) discretion, loans for the construction or acquisition of a participant’s principal residence may be made for a term of up to 25 years. However, all loans become due upon severance of the participant’s employment. The Committee will determine the interest rate to be charged on each loan based on prevailing market conditions for similarly secured personal loans. The range of interest rates on outstanding loans is 0.8% to 13.0%. Prepayment of a loan in full is allowed at any time without penalty. Loan repayments are made automatically through payroll deductions. Participant loans are valued at amortized cost, which approximates fair value.

Administrative Expenses

The Plan is subject to the requirements of the Employee Retirement Income Security Act of 1974 (ERISA). The Vanguard Fiduciary Trust Company and the Vanguard Group of Investment Companies are the trustee and record keeper of the Plan, respectively. The Plan paid approximately $1,305,625 and $1,480,832 in 2008 and 2007, respectively, of the expenses related to the administration of the Plan. Other expenses related to the administration of the HSBC ADS Fund were netted from the investment income allocable to the Plan participants. In 2008 and 2007, $98,769 and $205,999 respectively, were netted from the HSBC ADS Fund’s investment income rather than being paid by the Plan Sponsor.

Participant Accounts

Each participant’s account is credited with the participant’s contribution and allocations of (a) the Company’s contribution and (b) Plan earnings, and charged with an allocation of administrative expenses. Allocations are based on participant earnings or account balances, as defined in the plan documents. The benefit to which a participant is entitled is the benefit that can be provided from the participant’s vested account.

Vesting

Participants are 100 percent vested in their contributions, Company matching contributions, and related investment performance.

Payment of Benefits

On termination of services due to any reason, including retirement or long-term disability, the full value of the Participant’s Plan account can be paid to the Participant. In the event of death, the benefit will be paid to the beneficiary. When eligible to receive payment, the benefit will be paid as lump sum direct rollover or distribution to participant. The payment is subject to IRS penalties if under 59 1/2 and not rolled into an IRA or other eligible retirement vehicle.

2.	Summary of Significant Accounting Policies and New Accounting Pronouncements

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles (US GAAP) requires estimates and assumptions that affect the amounts of assets and liabilities and changes therein and disclosure of contingent assets and liabilities. Actual results could differ from those estimates.

Basis of Accounting

The Plan is accounted for on the accrual basis of accounting in accordance with US GAAP. Certain reclassifications may be made to prior year amounts to conform to the current period presentation.

Investment valuation and income recognition

Investments are reported at fair value. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

Purchases and sales of securities are recorded on a trade-date basis. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date.

2.	Summary of Significant Accounting Policies and New Accounting Pronouncements (continued)

Net realized gain (loss) is the difference between the selling price of an investment and the average cost of that investment. This average is based on revalued cost. Under this method, the cost of a security is equal to its market value at the beginning of the plan year or its acquisition cost if acquired during the plan year.

Unrealized appreciation (depreciation) of investments is the difference between the market value of an investment at the end of the plan year and the market value of the same investment at the beginning of the plan year or at its acquisition date if acquired during the plan year.

Payment of Benefits

Benefits are recorded in the financial statements when paid.

New Accounting Pronouncements

In May 2008, FASB issued Statement of Financial Accounting Standards No. 162, “The Hierarchy of Generally Accepted Accounting Principles” (“SFAS No. 162”). The new standard identifies the sources of accounting principles and the framework for applying those principles to financial statements in accordance with U.S. GAAP. The statement corresponds to Statement on Auditing Standards No. 69, “The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles.” The standard is not intended to cause significant changes to financial reports. SFAS No. 162 became effective on November 13, 2008. The adoption of SFAS No. 162 did not have any material impact on our financial statements.

In October 2008, the FASB issued FSP FAS 157-3, “Determining the Fair Value of a Financial Asset When the Market For That Asset Is Not Active” (“FSP FAS No. 157-3”). FSP FAS No. 157-3 clarifies how management’s internal assumptions and observable market information should be considered when measuring fair value in an inactive market and how market quotes (e.g., broker quotes) should be considered when assessing the relevance of observability of available data in measuring fair value. The adoption of FSP FAS No. 157-3 did not have a material impact on our financial position or results of operations.

The Financial Accounting Standard Board issued a FASB Staff Position (FSP) FAS 157-4, “Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That are not Orderly,” in April 2009 (“FSP FAS No. 157-4”) to provide additional guidance for estimating fair value in accordance with FASB Statement No. 157, “Fair Value Measurements” (“SFAS No. 157”). FSP FAS No. 157-4 provides additional guidance in determining fair value when the volume and level of activity for the asset and liability have significantly decreased and also on identifying circumstances that indicate a transaction is not orderly. It also amends SFAS No. 157 to require enhanced disclosures about the inputs and valuation techniques for measuring fair value along with changes in the valuation methodologies and related inputs and to present further disclosures for debt and equity securities. This FSP is effective for the reporting period ending after June 15, 2009 with earlier adoption permitted. The adoption of (FSP) FAS 157-4 is not expected to have any material impact on our financial statements.

3.	Common Collective Trust

The Vanguard Retirement Savings Trust is a tax-exempt collective trust invested primarily in investment contracts and similar fixed-principal investments.

The investment contracts held by the Plan are benefit-responsive and are carried at contract value which represents contributions made under the contracts, plus interest at contract rates, less withdrawals and administrative expenses. The contract value approximates the fair value of the contracts as of December 31, 2008 and 2007. The average yield for the Vanguard Retirement Savings Trust Fund was 3.67% and 4.71% for 2008 and 2007, respectively. The crediting rate was 3.74% and 4.86% at December 31, 2008 and 2007, respectively. The Vanguard Retirement Savings Trust Fund operates in a manner similar to a mutual fund, where the investments of the Fund are in various investment contracts whose mix can change daily. The Vanguard Retirement Savings Trust Fund has no minimum crediting interest rate. No valuation reserves were considered necessary at December 31, 2008 or 2007.

4.	Reconciliation to Form 5500

The following is a reconciliation of net assets available for plan benefits per the financial statements at December 31, 2008 and 2007 to Form 5500:

	2008	2007
	(in thousands)
Net assets available for plan benefits per the financial statements	$2,099,457	$2,926,931
Amounts allocated to withdrawing participants	(4,395)	(3,304)
Deemed distributions	(222)	-
Net assets available for plan benefits per the Form 5500	$2,094,840	$2,923,627

The following is a reconciliation of benefits paid to participants per the financial statements for the years ended December 31, 2008 and 2007 to Form 5500:

	2008	2007
	(in thousands)
Benefits paid to participants per the financial statements	$348,266	$287,622
Add: Amounts allocated to withdrawing participants at December 31, 2008 and 2007	4,395	3,304
Less: Amounts allocated to withdrawing participants at December 31, 2007 and 2006	(3,304)	(3,132)
Benefits paid to participants per Form 5500	$349,357	$287,794

Amounts allocated to withdrawing participants are recorded on the Form 5500 for benefit claims that have been processed and approved for payment prior to December 31, 2008, but not yet paid as of that date.

5.	Tax Status of the Plan

The Plan operates as a qualified plan under Sections 401(a) and 401(k) of the Internal Revenue Code (the IRC). Qualification of the Plan means that a participant will not be subject to federal income taxes on pre-tax contributions and employer matching contributions, or on earnings or appreciation on all account balances held in the Plan, until such amounts either are withdrawn by or distributed to the participant or are distributed to the participant’s beneficiary in the event of the participant’s death. The Plan has received a favorable determination letter dated November 14, 2008 from the Internal Revenue Service that the Plan is qualified under the IRC. Although the plan has been amended since applying for the determination letter, the Plan administrator and the Plan’s counsel believe that the Plan is designed and is currently being operated in compliance with applicable requirements of the IRC.

As the Plan operates under a qualified plan under the IRC, no significant income tax uncertainties exist related to FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes.

6.	Investments

The following presents investments that represent 5 percent or more of the Plan’s net assets as of December 31, 2008 and 2007.

	2008	2007
	(in thousands)
HSBC ADS Fund	$98,679*	$205,999
Vanguard Retirement Savings Trust	204,879	161,747
Vanguard Primecap Fund	237,721	372,399
Dodge&Cox Stock Fund	175,252	354,565
HSBC Investor Money Market Fund-Class D	283,315	263,433
HSBC Investor International Equity Fund–Class Y	85,112 *	182,600
Vanguard 500 Index Fund	237,158	387,821
Vanguard Total Bd Mkt Indx	167,812	125,984 *

* Indicates investments that do not exceed 5% of the Plan’s net assets, but are presented for comparative purposes.

The Plan’s investments (including gains and losses on investments bought and sold, as well as held during the year) depreciated in value as follows:

	2008	2007
As of December 31,	(in thousands)
HSBC ADS Fund	$(73,433)	$(20,151)
Mutual funds	(804,050)	(4,665)
Total:	$(877,483)	$(24,816)

7.	Plan Termination

The Plan Sponsor expects to continue the Plan indefinitely. Nevertheless, it maintains the right to suspend or discontinue Plan Sponsor contributions and/or terminate the Plan at any time and for any reason, to the extent permitted by law. In addition, it may amend or modify the Plan from time to time to the extent permitted by law. Any changes will be communicated in writing. In the event of a termination, all vested benefits will be non-forfeitable and will not be returned to HNAH.

8.	Risk and Uncertainties

The Plan invests in various investment securities. Investment securities are exposed to various risks such as interest rate, market rate, and credit risks. Due to the level of risk associated with certain investment securities, it is at least reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect participants’ account balances and the amounts reported in the statements of net assets available for plan benefits.

9.	Related-Party Transactions

Certain plan investments are shares of mutual funds managed by subsidiaries of the Plan Sponsor and Vanguard. HSBC Investments (USA) Inc. is a subsidiary of the Plan Sponsor and Vanguard is the trustee as defined by the plan. Therefore these transactions qualify as party-in-interest transactions.

10.	Commitments and Contingencies

In the ordinary course of business, the Plan may be named as defendant in or be a party to various pending and threatened legal proceedings.

10.	Commitments and Contingencies (continued)

The Plan administrator and the Plan’s counsel believe, based upon current knowledge, that liabilities arising out of any such current proceedings will not have a material adverse effect on the statements of net assets available for plan benefits and the related statements of changes in net assets available for plan benefits.

11. Fair Value Measurements

SFAS No. 157, “Fair Value Measurements,” provides a framework for measuring fair value and focuses on an exit price in the principal (or alternatively, the most advantageous) market accessible in an orderly transaction between willing market participants. SFAS No. 157 establishes a three-tiered fair value hierarchy with Level 1 representing quoted prices (unadjusted) in active markets for identical assets or liabilities. Fair values determined by Level 2 inputs are inputs that are observable for the asset or liability, either directly or indirectly. Level 2 inputs include quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, and inputs other than quoted prices that are observable for the asset or liability, such as interest rates and yield curves that are observable at commonly quoted intervals. Level 3 inputs are unobservable inputs for the asset or liability and include situations where there is little, if any, market activity for the asset or liability.

The asset or liability’s fair value measurement level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. Valuation techniques used need to maximize the use of observable inputs and minimize the use of unobservable inputs.

Following is a description of the valuation methodologies used for assets measured at fair value. There have been no changes in the methodologies used at December 31, 2008 and 2007.

Common stocks, corporate bonds, and U.S. government securities: Valued at the closing price reported on the active market on which the individual securities are traded.

Mutual funds (including The HSBC ADS Fund and The SRSC Fund): Valued at the net asset value (NAV) of shares held by the plan at the end of the year.

Guaranteed investment contract held by The Vanguard Retirement Savings Trust: Valued at fair value by discounting the related cash flows based on current yields of similar instruments with comparable durations considering the credit-worthiness of the issuer.

The preceding methods described may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. Furthermore, although the plan believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date.

Assets and Liabilities Recorded at Fair Value on a Recurring Basis

The following table presents information about our assets and liabilities measured at fair value on a recurring basis as of December 31, 2008, and indicates the fair value hierarchy of the valuation techniques utilized to determine such fair value.

	Assets (Liabilities) Measured at	Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
December 31, 2008	Fair Value	(Level 1)	(Level 2)	(Level 3)
	(in thousands)
Mutual Fund Investments	$ 1,695,693	$ 1,695,693	$ -	-
Common / Collective Trusts	204,879	-	204,879	-
HSBC ADS Fund	98,679	98,679	-	-
SRSC Fund	8,811	8,811	-	-
Total Investments at Fair Value	$ 2,008,062	$ 1,803,183	$ 204,879	-

12. Subsequent Event

On March 13, 2009, holders of ordinary shares of HSBC Holdings plc (including holders of American Depository Shares (“ADSs”) of HSBC Holdings plc), received the right (“Right”) to purchase additional shares at the rate of five additional shares for every twelve shares currently owned at a price that was discounted to the current market price at that time. An independent fiduciary appointed by the Plan Sponsor directed the Plan’s trustee to sell the Rights in the open market for which sales occurred on or prior to April 3, 2009.

The Plan Sponsor has determined that it is probable, but not certain, that the Rights meet the definition of an “employer security” under ERISA Section 406 but do not meet the definition of a “qualifying employer security.” The receipt and holding of the Rights, even if for a short period of time and without any action by the Plan or its trust to approve the Rights plan, may be viewed as a prohibited transaction under Section 406 of ERISA and Section 4975 of the Internal Revenue Code.

The Plan Sponsor is preparing to request an exemption from the prohibited transaction rules for the holding and disposition of the Rights from the U.S. Department of Labor.

HSBC – NORTH AMERICA (U.S.) TAX REDUCTION INVESTMENT PLAN
Schedule H – Line 4i – Schedule of Assets Held (As of December 31, 2008)
In thousands
Identity of Issuer, Borrower, Lessor, or Similar Party	Description of Investment including maturity date, rate of interest, collateral, par on maturity value	Cost	Current Value

Foreign Securities:
The Vanguard Group of Investments*	HSBC ADS Fund	$120,359	$98,679

Common/Collective Trust:
The Vanguard Group of Investments*	Vanguard Retirement Savings Trust**	204,879	204,879

Mutual Funds:
The Vanguard Group of Investments*	AllncBnst Sm Cap Growth	54,409	35,185
The Vanguard Group of Investments*	Cambiar Opport Fund Inst	52,122	32,464
The Vanguard Group of Investments*	Columbia Marsico Intl Oppor. Z	104,722	61,413
The Vanguard Group of Investments*	Dodge & Cox Stock Fund	313,764	175,252
The Vanguard Group of Investments*	HSBC Inv Core Plus Fixed Inc A	24,666	21,090
The Vanguard Group of Investments*	HSBC Inv Int Dur Fix Inc Cl I	6,289	5,775
The Vanguard Group of Investments*	HSBC Inv Intl Equity; Adv Cl	161,095	85,112
The Vanguard Group of Investments*	HSBC Inv:MM;Y	283,315	283,315
The Vanguard Group of Investments*	Natixis Vghn Nelson S C V	17,420	14,422
The Vanguard Group of Investments*	Turner Small Cap Equity: Cl II	13,642	8,078
The Vanguard Group of Investments*	Vanguard 500 Index Inv	336,861	237,158
The Vanguard Group of Investments*	Vanguard Infla-Prot Securities	50,339	47,066
The Vanguard Group of Investments*	Vanguard PRIMECAP Fund Inv	327,951	237,721
The Vanguard Group of Investments*	Vanguard Sm-Cap Index Inv	2,235	1,844
The Vanguard Group of Investments*	Vanguard Tgt Retirement 2005	12,098	10,396
The Vanguard Group of Investments*	Vanguard Tgt Retirement 2015	82,764	67,220
The Vanguard Group of Investments*	Vanguard Tgt Retirement 2025	115,587	88,737
The Vanguard Group of Investments*	Vanguard Tgt Retirement 2035	101,973	74,123
The Vanguard Group of Investments*	Vanguard Tgt Retirement 2045	46,317	33,576
The Vanguard Group of Investments*	Vanguard Target Retirement Inc	8,736	7,934
The Vanguard Group of Investments*	Vanguard Total Bd Mkt Indx Inv	165,579	167,812
The Vanguard Group of Investments*	SRSC Fund	12,700	8,811

Loans:
Loans to Participants*	Loan Fund		91,395
	(Rates ranging from .08% - 13%
Total assets held for investment purposes		$2,619,822	$2,099,457
* Party-in-Interest ** Contract Value *** Market Value represents the amount of cash, plus accrued interest, distributed to plan participants.

Exhibit 23(a)

Consent of Independent Registered Public Accounting Firm

The Board of Directors

HSBC Finance Corporation

We consent to the incorporation by reference in the registration statements No. 2-86383, No. 33-21343, No. 33-45454, No. 33-52211, No. 33-58727, No. 333-00397, No. 33-44066, No. 333-03673, No. 333-39639, No. 333-58287, No. 333-58289, No. 333-58291, No. 333-47073, No. 333-36589, No. 333-30600, No. 333-50000, No. 333-70794, No. 333-71198, No. 333-71198, No. 333-83474 and No. 333-99107 on Form S-8 of our report dated June 29, 2009 with respect to the statements of net assets available for plan benefits of the HSBC – North America (U.S.) Tax Reduction Investment Plan as of December 31, 2008 and 2007, the related statements of changes in net assets available for plan benefits for the years then ended, and the supplemental schedule, Schedule H, Line 4i – Schedule of Assets Held (as of December 31, 2008) which appears in the December 31, 2008 annual report on Form 11-K of the HSBC – North America (U.S.) Tax Reduction Investment Plan.

/s/ KPMG LLP

Chicago, Illinois

June 29, 2009